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Exhibit 19.2





                    Certificate of Inspector of Elections
                     for Internetfinancialcorp.com, Inc.


     The undersigned, being the only appointed Inspector of Election for Internetfinancialcorp.com, Inc. (the "Company") hereby certifies that, as of June 1, 2001, the below listed tabulation represents the total shares voted by Proxy and in person, for the Special Meeting of Shareholders of Internetfinancialcorp.com, Inc., to be held June 1, 2001.

Proposal #1)   To approve the merger transaction with APO Health, Inc.
               ("APO"), in which APO shareholders will receive sixteen million six hundred thousand post reverse split shares of the Corporation's common stock.

Proposal #2)   To effectuate a 1 for 6 reverse stock split in the
               Corporation's outstanding common stock.

Proposal #3)   To reissue and amend the Company's Articles of Incorporation in order to change its name from Internetfinancialcorp.com, Inc.
               to APO Health, Inc.



            For Proposal #1    Against Proposal #1    Withheld for Proposal #1
            _______________    ___________________    ________________________

               9,270,000                0                         0


            For Proposal #2    Against Proposal #2    Withheld for Proposal #2
            _______________    ___________________    ________________________

               9,270,000                0                         0


            For Proposal #3    Against Proposal #3    Withheld for Proposal #3
            _______________    ___________________    ________________________

               9,270,000                0                         0


Respectfully Submitted,



By:  _______/s/  illegible________________
(INSPECTOR OF ELECTIONS)

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